EXHIBIT 10.23
CONSULTING AGREEMENT

This Agreement is made effective as of December 1, 2008, by Applied NeuroSolutions, Inc. (APNS), of 50 Lakeview Parkway, Suite 111, Vernon Hills, IL  60061 (the “Company”) and Peter Davies, Ph.D. (the “Consultant”).  This Agreement is an amendment to and supercedes previous agreements between APNS (and its predecessor Molecular Geriatrics Corporation) and Dr. Davies dated October 13, 1992, October 13, 1992 and January 31, 1994, January 31, 2003 and renewed most recently on December 5, 2005.

The Field of this Agreement shall be therapeutics for Alzheimer’s disease and precursor or related conditions, including any applications in other neurodegenerative diseases derived from the results of the research done under this Agreement, and the diagnosis of Alzheimer’s disease and precursor or related conditions and related proteins and reagents.

The Consultant has a background in neurodegenerative disease research and is willing to provide services to the Company based on this background to assist, where necessary, in the advancement of the Company’s research and development of its Alzheimer’s disease (AD) diagnostic and therapeutic programs.  The Company desires to have services provided by the Consultant.

Therefore, the parties agree as follows:

1.         DESCRIPTION OF SERVICES.  The Consultant may be requested to provide the following services (collectively, the “Services”):
(a)	Assist in the implementation of an overall strategy for the development of the Company’s diagnostic and therapeutic programs.
(b)	Develop necessary research tools as requested by the Company.
(c)	Interact with Company management, staff, consultants, investors, etc., where needed.

2.         PERFORMANCE OF SERVICES.  The manner in which the Services are to be performed and the specific hours to be worked by the Consultant shall be determined by the mutual agreement of the Company and the Consultant.

3.         PAYMENT.  The Company will pay a fee to the Consultant for the other Services described in Section 1 of $9,000.00 per month in cash for the term of the agreement.  Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Consultant shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Consultant has not yet been paid.

4.         EXPENSE REIMBURSEMENT.  The Consultant shall be entitled to reimbursement from the Company for all “out-of-pocket” expenses incurred in the course of the Consultant’s service to the Company.  Examples of such expenses are out-of-town transportation, lodging, parking, meals, phone, faxes, copying and postage.  The Consultant must obtain the approval of the Company for any out-of-pocket expenses exceeding $500.00.

5.         TERM/TERMINATION.  This Agreement shall be effective for a period of 36 months.  The Agreement is cancelable by either party without cause upon 30 days written notice to the other party.  Termination of this Agreement shall not affect any rights or obligations which have accrued prior thereto.

6.         RELATIONSHIP OF PARTIES.  It is understood by the parties that the Consultant is an independent contractor with respect to the Company, and not an employee of the Company.  The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant.

7.         DISCLOSURE.  The Consultant is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of the Company.  Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:
-                  a development program of the Company
-          a product or product line of the Company
-          a manufacturing process of the Company

8.         OWNERSHIP.  Ownership of any information, inventions, or discoveries (whether patentable or not), improvements, innovations, suggestions, ideas, and reports, conceived, developed, or reduced to practice by Consultant as a result of Consultant's services under this Agreement, shall be governed by Paragraph 5.01 of Sponsored Research Agreement between Albert Einstein College of Medicine (A.E.C.O.M.) and Company, as amended.

9.         CONSULTANT WARRANTIES.  Consultant warrants and represents that execution and delivery hereof by Consultant and Consultant’s fulfillment of the terms of this Agreement are not inconsistent with other contractual obligations Consultant may have, or with the policies of the institution with which Consultant is associated, including, but not limited to, policies regarding the administration of grants and funded research. Consultant agrees that during the term of this Agreement, Consultant shall not become employed by, nor perform consulting services for, any person or entity reasonably determined by Company to constitute a competitor in Company’s field of business. If this Agreement is terminated by Company as a result of a breach hereof by Consultant, or is terminated by Consultant prior to the expiration of the term hereof, then Consultant shall not become employed by, nor perform consulting services for, any person or entity reasonably determined by Company to constitute a competitor in Company’s field of business for a period of one year after the termination, which agreement shall survive the termination.

10.         INJURIES.  The Consultant waives any rights to recovery from the Company for any injuries that the Consultant may sustain while performing services under this Agreement that are not a result of the gross negligence of the Company.

11.         ASSIGNMENT.  The Consultant’s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of the Company.  The Company may not assign this Agreement to a related or affiliated company without the prior written consent of the Consultant.

12.         CONFIDENTIALITY.  The Consultant shall exercise due care to prevent the unauthorized disclosure of Confidential Information.  Confidential Information shall include all information concerning the Company and the field disclosed to Consultant or developed as a result of Consultant’s services under this Agreement, including, without limitation, the ideas, processes, methods, formulae, discoveries, inventions, procedures, techniques, software, designs, data and practices employed by the Company, except any portion thereof which is in the public domain or becomes part of the public domain through no breach by Consultant.  Further, Consultant agrees not to use Confidential Information for any purpose other than that indicated in this Agreement without the Company’s prior written approval; response to which shall not be unduly delayed.  Consultant agrees not to disclose any Confidential Information to any third party unless specifically authorized by the Company, or unless that party is bound by the same restrictions with respect to Confidential Information as the Consultant.

13.         UNAUTHORIZED DISCLOSURE OF INFORMATION.  If it appears that the Consultant has disclosed (or has threatened to disclose) Confidential Information in violation of this Agreement, the Company shall be entitled to an injunction to restrain the Consultant from disclosing, in whole or in part, such Confidential Information, or from providing any services to any party to whom such Confidential Information has been disclosed or may be disclosed.  The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

14.         NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for the Company:

Applied NeuroSolutions, Inc.
Ellen R. Hoffing
Chairman, President and CEO
50 Lakeview Parkway, Suite 111
Vernon Hills, IL  60061

IF for the Consultant:

Peter Davies, Ph.D.
40 Claremont Ave.
Rye, NY 10580

Such addresses may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

15.         ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written between the Company and the Consultant.  This Agreement supersedes any prior written or oral agreements between the parties.

16.         AMENDMENT.  This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

17.         SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

18.           WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

19.           APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Illinois, USA.

20.           CURRENCY.  All amounts in this Agreement are in U.S. dollars and all transactions will be settled in U.S. dollars.

Party receiving services:                                                                                      Party providing services:
Applied NeuroSolutions, Inc.                                                                                         Peter Davies, Ph.D.

By:                                                                            By:
Ellen R. Hoffing                                                                                                  Peter Davies, Ph.D.
Chairman, President & CEO                                                                                             Consultant
Applied NeuroSolutions, Inc.

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